GSI Technology, Inc. Reports Second-Quarter Fiscal 2018 Results

SUNNYVALE, CA -- (Marketwired - October 26, 2017) - GSI Technology, Inc. (NASDAQ: GSIT) today reported financial results for its second fiscal quarter ended September 30, 2017.

The Company reported a net loss of $(1.7 million), or $(0.08) per diluted share, on net revenues of $9.6 million for the second quarter of fiscal 2018, compared to net income of $626,000, or $0.03 per diluted share, on net revenues of $13.4 million for the second quarter of fiscal 2017 and a net loss of $(1.5 million), or $(0.07) per diluted share, on net revenues of $10.7 million for the first quarter of fiscal 2018, ended June 30, 2017. Gross margin was 50.4% compared to 55.0% in the prior year period and 52.4% in the first quarter.

Total operating expenses in the second quarter of fiscal 2018 were $6.7 million, compared to $7.0 million in the second quarter of fiscal 2017 and $7.1 million in the preceding first quarter. Research and development expenses were $4.2 million, compared to $4.3 million in the prior year period and $4.3 million in the preceding quarter. Selling, general and administrative expenses were comparable year-over-year at $2.5 million compared to $2.7 million in the quarter ended September 30, 2016, and down sequentially from $2.8 million in the preceding quarter.

Lee-Lean Shu, Chairman and Chief Executive Officer, noted, "Our net revenues and gross margin came below the range of guidance that we provided earlier in the second quarter. During the period, we continued to see slowness in our primary telecommunications and networking markets. We are excited about our product development and marketing efforts for our newest market segments, which are our high performance SigmaQuad radiation-hardened SRAM products targeted at aerospace and defense applications and our patented in-place associative computing technology, or 'APU'. We remain on schedule to complete the design of our initial APU product by the end of January 2018."

"At the recent In-Memory Computing summit, we presented how the APU is well suited to Natural Language Processing (NLP). We were also recently invited to make a technical presentation on the APU at one of the leading aerospace research and development centers and were also invited to present the APU architecture at Stanford University as part of their EE Computer Systems Colloquium (EE380)."

"We now have packaged parts of our SigmaQuad radiation hardened SRAM product. Once we finish processing these parts, they will be available to ship as revenue generating samples during the third quarter of fiscal 2018. Starting this week, we are beginning the qualification process for our MIL-PRS-38535 Class V equivalent product for shipments in calendar 2018."

In the second quarter of fiscal 2018, sales to Nokia (Alcatel-Lucent) were $2.8 million, or 29.0% of net revenues compared to $4.5 million, or 42.3% of net revenues, in the prior quarter and $5.7 million, or 42.8% of net revenues, in the same period a year ago. Direct and indirect sales to Cisco Systems were $506,000 or 5.2% of net revenues, compared to $852,000, or 8.0% of net revenues, in the prior quarter, and $936,000, or 7.0% of net revenues, in the same period a year ago. Military/defense sales were 24.4% of shipments compared to 24.5% of shipments in the prior quarter and 16.1% of shipments in the comparable period a year ago. SigmaQuad sales were 39.4% of shipments compared to 51.1% in the prior quarter and 57.2% in the second quarter of fiscal 2017.

Second-quarter fiscal 2018 operating loss was $(1.8 million), compared to an operating loss of $(1.5 million) in the prior quarter and operating income of $380,000 a year ago. Second-quarter fiscal 2018 net income included interest and other income of $103,000 and a tax provision of $49,000, compared to $92,000 in interest and other income and a tax benefit of $154,000 a year ago; in the preceding quarter, net loss included interest and other income of $98,000 and a tax provision of $81,000.

Total second-quarter pre-tax stock-based compensation expense was $508,000 compared to $478,000 in the prior quarter and $487,000 in the comparable quarter a year ago.

At September 30, 2017, the Company had $49.6 million in cash, cash equivalents and short-term investments, $14.6 million in long-term investments, $56.3 million in working capital, no debt, and stockholders' equity of $85.6 million.

Outlook for Third Quarter of Fiscal 2018

For the third quarter of fiscal 2018, we currently expect net revenues to be in the range of $10.0 million to $11.0 million, with gross margin in a range of 53% to 55%.

Conference Call

GSI Technology will review its financial results for the quarter ended September 30, 2017 and discuss its current business outlook during a conference call at 1:30 p.m. Pacific (4:30 p.m. Eastern) today, October 26, 2017. To participate in the teleconference, please call toll-free 888-503-8177 approximately 10 minutes prior to the above start time and provide Conference ID 6861679. You may also listen to the teleconference live via the Internet at www.gsitechnology.com, where it will be archived.

About GSI Technology

Founded in 1995, GSI Technology, Inc. is a provider of high performance semiconductor memory solutions to networking, industrial, medical, aerospace and military customers. The company is headquartered in Sunnyvale, California and has sales offices in the Americas, Europe and Asia. For more information, please visit www.gsitechnology.com.

Forward-Looking Statements

The statements contained in this press release that are not purely historical are forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, including statements regarding GSI Technology's expectations, beliefs, intentions, or strategies regarding the future. All forward-looking statements included in this press release are based upon information available to GSI Technology as of the date hereof, and GSI Technology assumes no obligation to update any such forward-looking statements. Forward-looking statements involve a variety of risks and uncertainties, which could cause actual results to differ materially from those projected. These risks include those associated with the normal quarterly closing process. Examples of risks that could affect our current expectations regarding third quarter revenues and gross margins include those associated with fluctuations in GSI Technology's operating results; GSI Technology's historical dependence on sales to a limited number of customers and fluctuations in the mix of customers and products in any period; the rapidly evolving markets for GSI Technology's products and uncertainty regarding the development of these markets; the need to develop and introduce new products to offset the historical decline in the average unit selling price of GSI Technology's products; the challenges of rapid growth followed by periods of contraction; and intensive competition; and delays or unanticipated costs that may be encountered in the development of new products based on our in-place associative computing technology and the establishment of new markets and customer relationships for the sale of such products. Further information regarding these and other risks relating to GSI Technology's business is contained in the Company's filings with the Securities and Exchange Commission, including those factors discussed under the caption "Risk Factors" in such filings.

                            GSI TECHNOLOGY, INC.
               CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                    (in thousands, except per share data)
                                 (Unaudited)

                              Three Months Ended          Six Months Ended
                        ------------------------------  --------------------
                        Sept. 30,  June 30,  Sept. 30,  Sept. 30,  Sept. 30,
                           2017      2017       2016       2017       2016
                        ---------  --------  ---------  ---------  ---------

Net revenues            $   9,647  $ 10,687  $  13,358  $  20,334  $  26,304
Cost of goods sold          4,789     5,083      6,015      9,872     12,239
                        ---------  --------  ---------  ---------  ---------

Gross profit                4,858     5,604      7,343     10,462     14,065
                        ---------  --------  ---------  ---------  ---------

Operating expenses:

  Research &
   development              4,160     4,335      4,282      8,495      7,781
  Selling, general and
   administrative           2,492     2,798      2,681      5,290      5,515
                        ---------  --------  ---------  ---------  ---------
    Total operating
     expenses               6,652     7,133      6,963     13,785     13,296
                        ---------  --------  ---------  ---------  ---------

Operating income (loss)    (1,794)   (1,529)       380     (3,323)       769

Interest and other
 income (expense), net        103        98         92        201        234
                        ---------  --------  ---------  ---------  ---------

Income (loss) before
 income taxes              (1,691)   (1,431)       472     (3,122)     1,003
Provision (benefit) for
 income taxes                  49        81       (154)       130        117
                        ---------  --------  ---------  ---------  ---------
Net income (loss)       $  (1,740) $ (1,512) $     626  $  (3,252) $     886
                        =========  ========  =========  =========  =========

Net income (loss) per
 share, basic           $   (0.08) $  (0.07) $    0.03  $   (0.16) $    0.04
Net income (loss) per
 share, diluted         $   (0.08) $  (0.07) $    0.03  $   (0.16) $    0.04

Weighted-average shares
 used in computing per
 share amounts:

Basic                      21,037    20,805     20,529     20,922     20,912
Diluted                    21,037    20,805     21,104     20,922     21,349

Stock-based compensation included in the Condensed Consolidated Statements of Operations:

                              Three Months Ended          Six Months Ended
                        ------------------------------  --------------------
                        Sept. 30,  June 30,  Sept. 30,  Sept. 30,  Sept. 30,
                           2017      2017       2016       2017       2016
                        ---------  --------  ---------  ---------  ---------

Cost of goods sold      $      66  $     47  $      79  $     113  $     172
Research & development        284       267        238        551        420
Selling, general and
 administrative               158       164        170        322        338
                        ---------  --------  ---------  ---------  ---------
                        $     508  $    478  $     487  $     986  $     930
                        =========  ========  =========  =========  =========

Litigation related expenses included in the Condensed Consolidated
Statements of Operations:

                              Three Months Ended          Six Months Ended
                        ------------------------------  --------------------
                        Sept. 30,  June 30,  Sept. 30,  Sept. 30,  Sept. 30,
                           2017      2017       2016       2017       2016
                        ---------  --------  ---------  ---------  ---------

Selling, general and
 administrative         $       1  $     50  $      47  $      54  $      53

                            GSI TECHNOLOGY, INC.
                    CONDENSED CONSOLIDATED BALANCE SHEETS
                               (in thousands)
                                 (Unaudited)

                                               Sept. 30, 2017 March 31, 2017
                                               -------------- --------------
Cash and cash equivalents                      $       37,438 $       33,736
Short-term investments                                 12,203         16,199
Accounts receivable                                     5,352          6,349
Inventory                                               8,474          9,211
Other current assets                                    2,410          2,777
Net property and equipment                              7,595          7,689
Long-term investments                                  14,596         12,898
Other assets                                           13,024         13,736
                                               -------------- --------------
Total assets                                   $      101,092 $      102,595
                                               ============== ==============

Current liabilities                            $        9,559 $       10,474
Long-term liabilities                                   5,886          5,677
Stockholders' equity                                   85,647         86,444
                                               -------------- --------------
Total liabilities and stockholders' equity     $      101,092 $      102,595
                                               ============== ==============

GSI Technology, Inc.
Douglas M. Schirle
Chief Financial Officer
408-331-9802

Hayden IR
David Fore or Brett Maas
206-395-2711